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                                   ARMSTRONG

                          DEFERRED COMPENSATION PLAN

                                 PLAN DOCUMENT


The Armstrong Deferred Compensation Plan (the "Plan") has been authorized by the Board of Directors of Armstrong World Industries, Inc. to be effective on and after September 30, 1985 to allow certain directors and management employees of the Company to defer receipt of a portion of their Compensation and, as a result, to receive certain supplemental retirement of survivor benefits.

1.  DEFINITIONS

     1.01 "Company" shall mean Armstrong World Industries, Inc. or any successor by merger, purchase or otherwise. In addition, the term Company shall include any subsidiary corporation controlled by Armstrong World Industries, Inc. that shall have adopted this Plan with the permission of the Board of Directors of Armstrong World Industries, Inc.

     1.02 "Committee" shall mean the Deferred Compensation Committee whose membership shall include the Chairman of the Board of Directors of the Company and at least two other employees of the Company selected by the Chairman.

     1.03 "Compensation" for an employee Participant shall include salary and any Management Achievement Plan Award received by the employee for services with the Company and, in the case of a non-employee director Participant, shall include payments by the Company to the director in the form of retainer and meeting fees. Upon the prior approval of the Committee and subject to any conditions imposed by the Committee, a Participant may elect to include in "Compensation" an applicable amount of any "severance pay" to be provided to a Participant under the Employment Protection Plan for Salaried Employees or Severance Pay Plan for Salaried Employees.

     1.04 "Participant" shall be each non-employee director and employee who has been selected for participation by the Committee, who satisfies all conditions of eligibility, and who elects to participate by entering into a Participation Agreement.

     1.05 "Participation Agreement" is the contract between the Company and the Participant covering participation in the Plan.

     1.06 "Change in Control" shall occur if and when (i) any person acquires "beneficial ownership" of more than 28% of the then outstanding "voting stock" of the Company and, within five years thereafter, "disinterested directors" no longer constitute at least a majority of the entire Board of Directors, or (ii) there shall occur a "Business Combination" with an "Interested Shareholder." For the purpose of this Section, the terms "person," "beneficial ownership," "voting stock," "disinterested director," "Business Combination," and "Interested Shareholder" shall have the meaning given to them in Article 7 of the Company's Articles of Incorporation as in effect on May 1, 1985.

     1.07 "Supplemental Retirement Account Balance" at any date shall mean with respect to any Participant a lump sum amount equal to the amount actually deferred under the Plan by the Participant to such date plus interest at a rate equal to the rate which would be payable if the Participant were eligible for a supplemental retirement benefit pursuant to Section 4.01, compounded monthly on each installment from the date of deferral.

     1.08 "Termination Account Balance" at any date shall mean with respect to any Participant a lump sum amount equal to the amount actually deferred
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under the Plan by the Participant to such date plus interest at a rate of six percent (6%) per annum compounded monthly on each installment from the date of deferral.

2.   ELIGIBILITY FOR PARTICIPATION

Participation in the Plan is limited to non-employee directors of the Company and those management employees who have been selected for participation by the Committee.

3.   DEFERRAL OF COMPENSATION

     3.01 Deferral Period: During such period or periods as may, from time to time, be selected by the Committee (the "Deferral Period") each person eligible to participate in the Plan shall be given the opportunity to elect to defer a portion of his or her Compensation. The length of the initial Deferral Period shall be four years, commencing on January 1, 1986.

     3.02  Deferral Rules:

           (a) The minimum amount a Participant may defer shall be $5,000 a year.

           (b) The maximum amount an employee Participant may defer for each year of the Deferral Period shall be 15 percent of the sum of the Participant's annual base salary and target Management Achievement Plan Award at the time of the deferral election. The maximum amount of Compensation deferred by a non-employee director shall be determined by the director.

           (c) The amount deferred by an employee Participant shall be deferred by means of reductions in the employee's Compensation. Amounts deferred by a non-employee director shall be made first from directors' retainer fees and then, if necessary, from directors' meeting fees.

           (d) The decision by a Participant to defer a portion of Compensation must be made by the December 1 prior to the Deferral Period to which an election to defer Compensation relates; provided, however, that in the case of a participant whose eligibility to participate in the Plan initially commences after January 1 of a year, a decision to defer a portion of Compensation earned after such a deferral election and during the remaining part of a Deferral Period must be made no later than thirty (30) days after the Participant's commencement of participation.

           (e) A Participant's election to defer Compensation shall be irrevocable, except that the Committee may permit a Participant to waive the remainder of the deferral commitment upon a finding based upon uniform standards established by the Committee that the Participant has suffered a severe financial hardship.

           For these purposes, a severe financial hardship includes a sudden and unexpected illness or accident of the Participant or a dependent (as defined under Section 152(a) of the Internal Revenue Code of 1986, as amended), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, to the extent not reimbursed by insurance or otherwise, and to the extent the Participant does not have other funds reasonably available to alleviate the hardship.

           (f) Any Participant receiving a supplemental retirement benefit under Section 4 shall forfeit his or her right to make further
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           deferrals under the Plan.

           (g) Notwithstanding the above or Section 3.02(f), any Participant, after approval of the Committee, may elect to complete the deferral of Compensation as specified in the current Deferral Election from any "severance pay" which the employee is eligible to receive under the Employment Protection Plan for Salaried Employees or Severance Pay Plan for Salaried Employees following the date of termination.

     3.03 Manner of Electing Deferral and Payment of Benefits: A Participant shall elect to defer compensation by giving written notice to the Company on forms provided for such purpose, which notice shall include:

           (a) The amount and manner of compensation to be deferred in a specified deferral period.

           (b)  A Designation of Beneficiary.

           (c) The date of commencement of payment of deferred compensation and interest thereon.

The Designation of the Beneficiary shall continue to be effective until and unless a new election is filed in writing with the Committee. The designation of the date of commencement of benefits shall be irrevocable, except as provided in Section 4.04.

4.   SUPPLEMENTAL RETIREMENT BENEFIT

     4.01 A Participant who in the case of a non-employee director ceases to be a director following one year of service on the Board of Directors for any reason other than death or, in the case of an employee who retires under any Company Pension Plan, shall be entitled to receive from the Company supplemental retirement benefits as specified in the Participation Agreement or in any amendment thereto or as otherwise agreed upon between the Company and the Participant pursuant to an early retirement opportunity. The normal payment period for non-employee directors shall be 120 months; for employees 180 months, provided however that alternative payment schedules may be established by the Management Development and Compensation Committee of the Board of Directors.

     4.02 The Supplemental retirement benefit for a Deferral Period will be paid, but in a lesser amount, if:

           (a) by the end of a Deferral Period the Compensation payable to a Participant has proved insufficient to accommodate full deferral;

           (b) prior to the end of a Deferral Period, a non-employee director ceases to be a director following one year of service on the Board of Directors for any reason other than death or, in the case of an employee who is a Participant, the Participant retires under any Company Pension Plan;

           (c) a Participant ceases to be a Participant within a Deferral Period because his or her employer ceases to be a part of the Company within that period;

           (d) a Participant discontinues deferrals due to severe financial hardship.

     4.03 If a Participant dies after the commencement of supplemental retirement benefit payments but before receipt of the last payment, the
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remaining amounts shall be paid, on their respective due dates, to the
Participant's beneficiary designated in the Beneficiary Designation Form provided for such purpose or, failing such designation, to the Participant's estate.

   4.04 Payment hereunder shall commence in accordance with an election made by the Participant provided, however, that:

          (a) For a Participant who is a non-employee director, payment shall commence following termination of service as a director, but in no event earlier than age 65 and not later than the first day of the month following the Participant's 70th birthday, regardless of whether service as a director has terminated.

          (b) For a Participant who is an employee, payment shall commence subsequent to retirement but not later than the first day of the month following such Participant's 65th birthday regardless of whether the Participant has actually retired.

          The Company reserves the right to impose conditions, including with respect to payment commencement, in connection with early retirement opportunities or any other severance arrangements which otherwise enhance an employee Participant's retirement income:

          Subject to the concurrence of the Committee, a Participant may change such election to commence the receipt of supplemental retirement benefits to a date earlier than the date the Participant had elected previously for the commencement of such benefits, provided that such change occurs at least one year prior to the calendar year in which such payments are to commence.

   4.05 If an employee Participant resigns without the written approval of the Committee or if a Participant who is a non-employee director terminates service on the Board of Directors prior to the completion of one (1) year of service, then in lieu of the supplemental retirement benefit there shall be paid to the Participant a lump sum, as soon as practical following termination, in an amount equal to the Participant's Termination Account Balance.

   4.06 Notwithstanding Section 4.05, an employee Participant shall be entitled to the supplemental retirement benefit if such Participant is terminated, or terminates for good reason as set forth in the Employment Protection Plan for Salaried Employees, within two (2) years following a "Change in Control." In the event of such termination or termination for good reason, or in the event an employee retires pursuant to an early retirement opportunity or any other severance arrangement in which the Participant agrees to commence payment of the supplemental retirement benefit following the Participant's sixty-fifth (65th) birthday and a "Change in Control" precedes commencement of such payments, the Participant shall have the option to be paid a lump sum amount equal to his Supplemental Retirement Account Balance, less a penalty of six percent (6%) of such amount. If, however, the termination shall be in connection with a conviction or admission of dishonesty or fraud, then such Participant shall only be entitled to the benefit described in Section 4.05.

   4.07 Notwithstanding any other provision of the Plan, a Participant at any time shall be entitled to receive, upon written request to the Committee, a lump sum distribution of the entire amount owed to the Participant under the Plan subject to penalties determined by the Participant's status in the Plan as set forth below:

          (a)  For a Participant who is a current employee but ineligible to
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          retire under the Retirement Income Plan, or for a Participant who is a
          non-employee director with less than one (1) year of service, the lump sum distribution will be equal to ninety percent (90%) of the Participant's Termination Account Balance.

          (b) For a Participant who is a current employee eligible to retire under the Retirement Income Plan, the lump sum distribution will be equal to the lesser of (i) ninety percent (90%) of the Participant's Supplemental Retirement Account Balance or (ii) the Participant's Termination Account Balance.

          (c) For a Participant who is a current non-employee director with at least one (1) year of service, the lump sum distribution will be equal to ninety percent (90%) of the Participant's Supplemental Retirement Account Balance.

          (d) For a Participant who is an employee or a non-employee director who has terminated service with the Company and has either commenced installment payments or is entitled to such payments in the future, the lump sum distribution will be equal to ninety percent (90%) of the Participant's Supplemental Retirement Account Balance.

The remaining balance shall be forfeited by the Participant and the Participant will not be eligible to recommence deferrals until the first of the year that follows a one (1) year period commencing on the date of withdrawal, and then only if otherwise eligible under the terms of the Plan. The amount payable under this section shall be paid within forty-five (45) days following receipt of written notice by the committee.

5.   SURVIVOR BENEFIT

If a Participant dies prior to commencement of payment of the supplemental retirement benefit, no supplemental retirement benefit shall be payable, but in lieu thereof the survivor benefit specified in the Participation Agreement shall be paid to the Participant's designated beneficiary or, failing such designation, to the Participant's estate.

6.   WITHDRAWAL OF DEFERRED AMOUNTS

     6.01 Other than pursuant to Section 4.04, 4.07 or termination, a Participant may not receive any amount deferred under this Plan, unless the Committee determines that, based upon uniform, established standards, the Participant has suffered a severe financial hardship. For these purposes, a several financial hardship shall have the same meaning as under Section 3.02(e).

     6.02 Upon such determination, the Participant will receive an amount necessary to satisfy the financial hardship but in no event more than the total of amounts deferred plus interest credited to the Participant's account at the date of withdrawal.

     6.03 A Participant who has made a withdrawal will not be eligible to recommence deferrals for a new Deferral Period under the Plan until the first of the year that follows a one-year period commencing on the date of withdrawal.

7.   AMOUNTS OF SUPPLEMENTAL RETIREMENT AND SURVIVOR BENEFITS

The supplemental retirement and survivor benefits shall be prescribed in accordance with a general plan applicable to all Participants which has been established by the Committee and approved by the Management Development and
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Compensation Committee of the Board of Directors.

8.   FINANCING

The Company may finance obligations under this Plan by the purchase of one or more policies of life insurance upon the lives of Participants, with the Company as owner of and beneficiary under such policies. No Participant shall have any right or interest in any such policy or the proceeds thereof or in any other specific fund or asset of the Company as a result of the Plan. The rights of Participants to benefit payments hereunder shall be no greater than those of an unsecured creditor. Each Participant shall cooperate fully in the application for, and in the maintenance of, any such policy or policies of insurance upon the Participant's life.

9.   AMENDMENT OR TERMINATION

     9.01 The Board of Directors of the Company may terminate or amend this Plan at any time. However, the Committee may amend this Plan, retroactively if necessary, to bring this Plan into conformity with any law or governmental regulation relating to plans or trusts of this character. The rights of any Participant under a Participation Agreement shall not be impaired by such termination or amendment except as provided under Section 9.02.

     9.02 If the reason for termination or amendment is a change in the tax laws adversely affecting the financing of the supplemental retirement benefit or survivor benefit under the Plan, then the Board of Directors of the Company may terminate all (but not less than all) of the then existing Participation Agreements except any under which benefits are then being paid.

          (a) Each Participant with a terminated Agreement will be paid in lieu of any and all other benefits hereunder an amount equal to the amount actually deferred under such Agreement plus interest credited to the Participant's Supplemental Retirement Account balance to the date of termination.

          (b) Such amount resulting from termination may be paid in a lump sum within 45 days of the date of such termination or in such other manner and at such other time or times as the Committee may reasonably determine.

10.  ADMINISTRATION

    10.01 Responsibility for establishing the requirements for participation and for administration of the Plan shall be vested in the Committee, which shall be responsible for any interpretation of the Plan or the Participation Agreement that may be required. The Committee may delegate administrative tasks as necessary to persons who are not Committee members.

    10.02 The expenses of administering the Plan shall be borne by the Company. No member of the Committee shall receive any remuneration for service in such capacity. However, expenses of the Committee or its members paid or incurred in connection with administering the Plan shall be reimbursed by the Company.

    10.03 The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

11.  CLAIMS PROCEDURE

   11.01  Claim.  Any person claiming a benefit, requesting an
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interpretation or ruling under the Plan, or requesting information under the
Plan shall present the request in writing to the Committee which shall respond in writing as soon as practicable.

   11.02 Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

          (a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

          (b) A description of any additional material or information required and an explanation of why it is necessary.

          (c)  An explanation of the Plan's claim review procedure.

   11.03 Review of Claim. Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

   11.04 Final Decision. The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

12.  MISCELLANEOUS

   12.01 No amount payable under the Plan or any Participation Agreement shall be subject to assignment, transfer, sale, pledge, encumbrance, alienation or charge by a Participant or the beneficiary of a Participant except as may be required by law.

   12.02 Neither the Plan nor any action taken hereunder shall be construed as giving any employee who is a Participant or who becomes a Participant any right to be retained in the employ of the Company.

   12.03 "Retirement" under the Company Pension Plan shall mean retirement under the Retirement Income Plan. However, in the event of any retirement arising by reason of a "Change in Control" and which, as set forth in the Retirement Income Plan, results in an enhancement of an employee Participant's retirement income then: (a) "retirement" for purposes of this Plan shall mean the Participant's 65th birthday; or (b) a Participant may elect to treat retirement as "retirement" under the Plan subject to the penalties imposed in an early retirement opportunity.

   12.04 The Management Development and Compensation Committee of the Board of Directors may at any time direct the Company to establish an Umbrella Trust to secure part or all of the obligations of the Company with respect to payments and benefits to be paid to Participants under this Plan. Funding of the Umbrella Trust shall be at the direction of the Board of Directors and shall be irrevocable in nature.